Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

CBOCS, INC.

Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act (the “TBCA”), the undersigned corporation hereby amends and restates its Charter, including a name change to Cracker Barrel Old Country Store, Inc., to supersede the Charter and any and all prior amendments thereto, and certifies as follows:

1. Name. The name of this corporation is Cracker Barrel Old Country Store, Inc.

2. Registered Office, Registered Agent and Principal Office. The address of the registered office of this corporation is in Knox County at 800 South Gay Street, Suite 2021, Knoxville, Tennessee 37929-9710, and the name of the corporation’s registered agent at that office is C T Corporation System. The address of the principal office of this corporation is in Wilson County at 305 Hartmann Drive, Lebanon, TN 37087.

3. Incorporator. The name and address of the incorporator is James F. Blackstock, 305 Hartmann Drive, Lebanon, TN 37087.

4. For Profit. This corporation is for profit.

5. Stock.

(a) Capitalization. The maximum number of shares that the corporation has authority to issue is 500,000,000 shares, of which 400,000,000 shares are classified and designated common stock (“Common Stock”) and 100,000,000 shares are classified and designated preferred stock (“Preferred Stock”).

(b) Common Stock. The shares classified and designated as Common Stock have a par value of $0.01 per share, and when issued and outstanding, shall have unlimited voting rights, and shall be entitled to receive the net assets of this corporation upon dissolution.

(c) Preferred Stock. With respect to shares designated and classified as Preferred Stock, the Board of Directors of the corporation, pursuant to Section 48-16-102 of the TBCA, are authorized to establish and to determine, in whole or in part, to the full extent permitted by Tennessee law and within the limits set forth in Section 48-16-101 of the TBCA, the preferences, limitations and relative rights of the Preferred Stock or any series of Preferred Stock. Unless and until otherwise specified by the Board of Directors, the shares classified and designated as Preferred Stock will have a par value of $0.01 per share. The Board of Directors may authorize one or more series of Preferred Stock with preferences, limitations and relative rights, including, but not limited to:

(i) special, conditional or limited voting rights, or no right to vote, except to the extent limits or conditions are prohibited by the TBCA;

(ii) characteristics as redeemable or convertible;

(iii) distributions to the shareholders calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

(iv) preferences over any class of shares with respect to distributions, including dividends and distributions, upon dissolution of this corporation; or

(v) specification and changes in the specification of par values.

In accordance with Section 48-16-101 of the TBCA, the foregoing list of designations, preferences, limitations and relative rights is not exhaustive.

(d) Filing Concerning Preferred Stock. Before issuing any shares or any series of Preferred Stock pursuant to subparagraph 5(c), the corporation must deliver to the Secretary of State for filing articles of amendment, which are effective without shareholder action, that set forth: (i) the name of this corporation; (ii) the text of the amendment fixing the terms of the class or series of shares; (iii) a statement that the amendment was duly adopted by the Board of Directors; and (iv) the date it was adopted.

(e) Share Dividends. The Board of Directors may declare and issue a share dividend consisting of one class or series of stock of the corporation in respect to the shares of the same or another class or series of stock of the corporation.

(f) Series A Junior Participating Preferred Stock:

(i) Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.

(ii) Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share, of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(iii) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other articles of amendment to this Charter creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iv) Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(3) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(4) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this subsection (iv), purchase or otherwise acquire such shares at such time and in such manner.

(v) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, or in any other articles of amendment to this Charter creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(vi) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vii) Consolidation, Merger, Etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(viii) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(ix) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation’s Preferred Stock.

(x) Amendment. These Articles of Amendment of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

6. No Preemptive Rights. No holder of shares of any class of stock of this corporation shall have any preemptive rights to purchase or otherwise acquire any shares of stock of any class of the corporation, or any options or rights to purchase shares of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, whether now or hereafter authorized. The Board of Directors of this corporation may authorize the issuance of shares of stock of any class of the corporation, or options or rights to purchase shares of any class, or any securities convertible into or carrying an option to purchase shares of any class, without offering that issue of shares, rights, options or other securities, in whole or in part, to any shareholders of the corporation.

7. Special Shareholders’ Meetings. In addition to the ability of the Board of Directors to call a special meeting as provided in the Bylaws of this corporation, the holders of at least 20% of all the votes entitled to be cast on any issue to be considered at a proposed special meeting may sign, date and deliver to the corporation’s Secretary one or more written demands for a special meeting describing the purpose or purposes for which it is to be held. Upon receipt by the Secretary of such a demand or demands, the Secretary shall call a special meeting in accordance with the Bylaws of the corporation and Tennessee law.

8. Directors. The number of directors shall initially be 11. The number of directors may be changed and fixed at a different number from time to time by a majority of the entire Board of Directors. The Board of Directors may not fix a number of directors less than 5.

9. Removal of Directors. The shareholders of this corporation may remove a director only for cause. Any or all of the directors may be removed for cause by a vote of a majority of the entire Board of Directors.

10. Director Liability and Indemnification.

(a) Limitation of Liability. A director of this corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, but this provision shall not eliminate or limit the liability of a director of this corporation (i) for any breach of the director’s duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the TBCA. If the TBCA is later amended to authorize the further elimination or limitation of the liability of directors, then in addition to the limitation on personal liability initially provided in this Charter, the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended TBCA. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Charter became effective, if such a limitation or elimination of liability of a director for those acts or omissions is prohibited by the TBCA as then in effect. Any repeal or modification of this Section 10 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of that repeal or modification.

(b) Indemnification. This corporation shall have the power to indemnify any director, officer, employee, agent of the corporation, or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the TBCA as it exists on the date of this Charter or as it may later be amended, and that indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and shall benefit the heirs, executors, and administrators of the affected person.

(c) Insurance. By action of its Board of Directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in amounts the Board of Directors deems appropriate, to protect any director, officer, employee, or agent of the corporation or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in that capacity or arising out of that status (including, without limitation, expenses, judgments, fines, any excise taxes assessed on a person with respect to any employee benefit plan, and amounts paid in settlement) to the fullest extent permitted by the TBCA as it exists on the date of this Charter, or as it may later be amended, and whether or not the corporation would have the power or would be required to indemnify that person under the terms of any agreement or bylaw or the TBCA.

11. Business Combinations.

(a) Application of the Act. The provisions of Sections 48-35-201 through 48-35-209 of the TBCA, otherwise known and cited as the “Tennessee Business Combination Act,” as that act may be amended from time to time, shall apply to the fullest extent provided by law to any Business Combination, as defined in the Tennessee Business Combination Act.

(b) Corporation Not Liable for Resisting Merger, Exchange, Etc. So long as this corporation has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, neither the corporation nor its directors or officers shall be liable at law or equity for either having failed to approve the acquisition of shares by an Interested Shareholder, as defined in the Tennessee Business Combination Act, on or before an Interested Shareholder’s share acquisition date, or for seeking to enforce or implement the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for failing to adopt or recommend any charter or bylaw amendment or provision respecting the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for opposing any proposed merger, exchange, tender offer or significant disposition of assets of the corporation or any subsidiary because of a good faith belief that the merger, tender offer, exchange or significant disposition of assets would adversely affect the social, legal, environmental or economic circumstances of the corporation, its employees, customers or suppliers, or the communities in which the corporation, or its subsidiaries, operate or are located. In making decisions concerning these matters, this corporation’s officers and directors may also specifically consider any other relevant factors, including, but not limited to, (i) the financial and managerial resources and future prospects of the other party, and (ii) the amount and form of the consideration being offered in relation to the then current market price for the corporation’s outstanding shares of capital stock, in relation to the then current value of the corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the corporation (including the unrealized value of its properties and assets) as an independent concern.

12.	Control Share Acquisitions.

(a) Application of the Act. The provisions of Sections 48-35-301 through 48-35-312 of the TBCA, otherwise known and cited as the “Tennessee Control Share Acquisition Act,” as that act may be amended from time to time, shall apply to and govern, to the fullest extent provided by law, any Control Share Acquisition of this corporation’s shares, as those terms are defined in the Tennessee Control Share Acquisition Act.

(b) Redemption. Pursuant to Section 48-35-308 of the Tennessee Control Share Acquisition Act, this corporation, at its option, may redeem from the acquiring person all, but not less than all, control shares acquired in a Control Share Acquisition, at any time during the period ending 60 days after the last acquisition of control shares by that person, for the fair value of those shares, if (i) no control acquisition statement has been filed, or (2) a control acquisition statement has been filed and the shares are not accorded voting rights by the shareholders of this corporation pursuant to Section 48-35-307. For purposes of this subparagraph, fair value shall be determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person, if a control acquisition statement is filed, or if no control acquisition statement is filed, as of the date of the last acquisition of control shares by the acquiring person in a Control Share Acquisition.

(c) Appraisal Right. Pursuant to Section 48-35-309 of the Tennessee Control Share Acquisition Act, if control shares acquired in a Control Share Acquisition are accorded voting rights and the acquiring person has acquired control shares that confer upon that person a majority or more of all voting power entitled to vote generally with respect to the election of directors, all this corporation’s shareholders of record, other than the acquiring person, who have not voted in favor of granting those voting rights to the acquiring person shall be entitled to an appraisal of the fair market value of their shares in accordance with Chapter 23 of the TBCA.

13. Charter Amendments. This Charter may be amended or revised in accordance with the TBCA, however, any reduction in the maximum number of shares the corporation may issue under Section 5(a), and any amendment, alteration, addition or repeal of Sections 5(c), 6, 7, 8, 9, 10, 11, 12 and this Section 13 may only be taken by the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock of this corporation entitled to vote on those matters, considered for the purposes of this section as one class.

14. Bylaws Amendments. The Bylaws of this corporation may be amended or revised in accordance with the TBCA, however, any amendment, alteration, addition or repeal of Bylaws Section 1.02, Article 8 and Article 11 may only be taken by the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of this corporation entitled to vote on those matters, considered for the purposes of this section as one class.

The Amended and Restated Charter as set forth above was duly approved and adopted by the Board of Directors and the sole shareholder of the corporation on October 10, 2011, and shall be effective at 11:59 p.m. CST on December 23, 2011.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Charter as of the 21st of December, 2011.

CBOCS, INC.

By:	/s/ N.B.F. Shoaf
Name:	N.B.F. Shoaf
Title:	Senior Vice President